EXHIBIT 99.1

CHICAGO MERCANTILE
EXCHANGE HOLDINGS INC.                                        NEWS RELEASE


                                            Media Contacts
                                            Ellen G. Resnick, 312/930-3435
                                            Maryellen T. Thielen, 312/930-3467
                                            news@cme.com

FOR IMMEDIATE RELEASE
                                            Investor Contact
                                            John Peschier, 312/930-8491






Chicago Mercantile Exchange Holdings Inc. Reports Strong Revenues, Earnings for the Third Quarter of 2003, Fueled by Overall Volume Growth and Record Electronic Trading Volume

         CHICAGO, Oct. 22, 2003-- Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today reported strong revenues and earnings for the third quarter of 2003, fueled by overall volume growth and record electronic trading levels.

         Net revenues increased 8 percent to $135.0 million for the third quarter of 2003, compared with $125.2 million for the same quarter of 2002. Net income climbed 37 percent to $31.4 million, versus $22.9 million a year ago. Diluted earnings per share improved 20 percent to 93 cents from 77 cents per diluted share for the third quarter last year. This growth occurred on a base of shares that increased by nearly 3.7 million with the company's initial public offering in December 2002.

         CME's third quarter revenues reflected significant growth in its stock index, foreign exchange and commodity product groups, as well as continued high volume in interest rate contracts. Average daily volume increased 8 percent to 2.6 million contracts for the third quarter of 2003 versus the same period of 2002. Comparing the third quarters of 2003 and 2002, average daily volume in electronic trading on CME's GLOBEX(R) platform climbed 29 percent to a record of nearly 1.2 million contracts per day. Electronic trading was 45 percent of CME's total volume in the third quarter of this year.

         "As we continue to broaden electronic distribution and make it easier for customers to connect to our GLOBEX platform, volumes have risen in many of our most significant electronically traded products," said Chairman Terry Duffy. "For example, our E-mini(TM) stock index contracts grew 35 percent in September 2003 versus 2002, to a record 1.1 million contracts a day, despite lower volatility in the underlying equity markets. Also this September, electronic trading of our foreign exchange products reached a record 73,000 contracts a day, up from 35,000 contracts per day a year ago. We continue to reach out to new customers -- most recently, through agreements with Bloomberg, E*TRADE and CyberTrader, a division of Charles Schwab. These companies have established customers, networks and proprietary software which can now provide easy access to our GLOBEX-traded products."

         "In the third quarter, we made excellent progress toward implementing the first phase of the CME/CBOT Common Clearing Link on Nov. 24, 2003 and bringing all CBOT products into the Link as scheduled on Jan. 2, 2004," said President and Chief Executive Officer Jim McNulty. "In the meantime, clearing firms have been quantifying the benefits. Based on their existing portfolios as of Oct. 3, we estimate that market participants would realize an aggregate $1.4 billion reduction in performance bond requirements due to offsetting CME and CBOT positions, and another $200 million in reduced capital requirements due to a combined CME-CBOT financial safeguards package. In addition, we expect many firms to realize operational efficiencies, such as a standardized online interface and simplified business practices, because firms will not have to maintain separate back-office clearing operations for the two exchanges."

         "We believe that CME's proven ability to innovate and execute has allowed us to build important new business partnerships, including our Common Clearing Link agreement with CBOT, and most recently with NASDAQ," said Craig Donohue, who will become the company's CEO on Jan. 1, 2004. "About two weeks ago, we announced an agreement with NASDAQ to extend the exclusive license on our benchmark NASDAQ-100(R) contracts from 2006 to 2011. We also announced plans to launch a new futures contract based on the NASDAQ Composite Index(R), which will occur next Monday, less than three weeks after signing our agreement. The contract will be traded exclusively at CME, subject to attaining specified performance criteria. These two NASDAQ indexes are among the most widely recognized measures for tracking U.S. market performance, and we are pleased to add the NASDAQ Composite to CME's suite of equity contracts."

         For the third quarter of 2003, revenue from clearing and transaction fees rose 9 percent to $107.8 million from $99.3 million for the same period of 2002. Clearing and transaction revenue includes trading volumes multiplied by an average rate per contract. The average rate per contract is affected by the product mix, venue mix and member/non-member percentage. Excluding TRAKRSSM, the overall rate per contract was 67.4 cents, compared to 65.0 cents in the same quarter last year and a decrease from 68.4 cents, excluding an audit assessment, in the second quarter of 2003. Quotation data fees improved 12 percent to $13.6 million for the 2003 quarter, versus $12.1 million for the same period a year ago, primarily due to a pricing change that took effect in April 2003.

         Total operating expenses for the third quarter of 2003 were $82.1 million, including $1.2 million of CME/CBOT Common Clearing Link-related expenses, compared with $87.0 million for the same period a year ago. The third quarter of 2002 included a $13.7 million one-time charge related to the Wagner patent litigation settlement.

         Income before income taxes was $52.9 million for the third quarter of 2003 versus $38.1 million for the year-earlier period. Excluding the patent litigation settlement, income before income taxes would have been $51.8 million for the third quarter of 2002. The company's operating margin, defined as income before income taxes expressed as a percentage of net revenues, was
39.2 percent for the third quarter of 2003, compared with 30.5 percent for the same period a year ago including the settlement and 41.4 percent excluding the settlement. Net income was $31.4 million for the third quarter of 2003 versus $31.1 million for the third quarter of 2002, excluding the settlement. Excluding the settlement from the stated operating results for the third quarter of 2002 provides better insight into the company's operating results, as the patent litigation settlement was a one-time expense.

         CME's working capital was $414.3 million at Sept. 30, 2003, compared with $325.6 million at Dec. 31, 2002, primarily due to improved operating results.

         In January 2003, the FASB issued Interpretation (FIN) No. 46 - "Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin (ARB) No. 51." As a result, the first interest earning facilities that CME initiated in 1997, which are utilized by clearing firms to satisfy performance bond requirements, have been determined to be variable interest entities and have been included in the consolidated financial statements beginning with the third quarter of 2003. While this consolidation has no incremental effect on net income, investment income in the third quarter of 2003 includes $0.6 million arising from these interest earning facilities, with offsetting increases in expenses of $0.6 million to reflect fees paid for managing the interest earning facilities and the distribution of the earnings to the participants. In addition, the company's current assets and current liabilities at Sept. 30, 2003 reflect an increase of $339.6 million for the balances in these interest earning facilities which are due to the participants.

         Capital expenditures and capitalized software development costs were $13.1 million for the third quarter. The company paid a quarterly dividend of 14 cents per common share in September 2003, which totaled $4.6 million. Also in September, the company modified its dividend payout policy -- raising its annual dividend target from 20 percent to 30 percent of the prior year's cash earnings. The amount and payment of any dividend is at the discretion of the Board.

         CME recently filed a Form 8-K regarding CEO Jim McNulty's stock option. CME's policy is to expense stock-based compensation on an accelerated basis. From 2000 through the third quarter of 2003, the company has expensed 98 percent of the fair value of the grant as determined under SFAS No. 123. Since McNulty's contract with the company is expiring at year-end with 20 percent of the option unvested, the company will reduce compensation and benefits expense in the fourth quarter of 2003 by $2.6 million. This reduction reflects the expense previously recorded for the portion of the option that will not vest.

Nine-Month Results

         For the first nine months of this year, higher trading volume led to a 21 percent increase in net revenues, to $403.4 million from $333.8 million for the same period of 2002. Clearing and transaction fees climbed 25 percent to $326.1 million from $261.4 million a year ago. Total operating expenses were $247.4 million for the first nine months of 2003, versus $230.0 million for the comparable period of 2002. Income before income taxes rose 50 percent to $156.0 million for the 2003 period versus $103.8 million for the 2002 period. The operating margin was 38.7 percent for the first nine months of 2003, compared with 31.1 percent for the first three quarters of 2002.

         The company reported net income of $92.5 million, or $2.73 per diluted share, for the first nine months of 2003, compared with $62.5 million, or $2.11 per diluted share, for the same period of 2002.

         Capital expenditures and capitalized software development costs were $38.1 million for the first nine months of 2003 compared to $43.1 million during the same period of 2002.

         Chicago Mercantile Exchange Holdings Inc. became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the Russell 1000(R) Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and its GLOBEX electronic trading platform. CME offers futures contracts and options on futures contracts primarily in four areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.5 billion per day in settlement payments in the first nine months of 2003 and managed $29.6 billion in collateral deposits at Sept. 30, 2003.

         CME will hold a conference call to discuss third quarter results at 8:30 a.m. Eastern time today. A live audio Webcast of the conference call will be available on the Investor Relations section of CME's Web site; those wishing to listen to the live conference via telephone should dial (800) 474-8920 if calling from within the United States or (719) 457-2727 if calling from outside the United States at least 10 minutes before the call begins. Following the conference call, an archived recording will be available at the same site.

         Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities; our ability to maintain the competitiveness of our existing products and services; our ability to efficiently and simultaneously operate both open outcry trading and electronic trade execution facilities; our ability to adjust our fixed costs and expenses if our revenues decline; changes in domestic and foreign regulations; changes in government policy, including interest rate policy; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the ability of our joint venture, OneChicago, to obtain market acceptance of its products and achieve sufficient trading volume to operate profitably; and the continued availability of financial resources in the amounts and on the terms required to support our future business. In addition, our performance could be affected by our ability to realize the benefits or efficiencies we expect from our for-profit initiatives, such as fee increases, volume and member discounts and new access rules to our markets; our ability to recover market data fees that may be reduced or eliminated by the growth of electronic trading; changes in the level of trading activity, price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our trading systems; our ability to manage the risks associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in member trading and clearing activity and seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

         Chicago Mercantile Exchange, CME and GLOBEX are registered trademarks of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. NASDAQ-100, NASDAQ Composite Index, Russell 1000, TRAKRS and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.


                             Chicago Mercantile Exchange Holdings Inc. and Subsidiaries
                                            Consolidated Balance Sheets
                                               (dollars in thousands)
                                                                               Sept. 30, 2003          Dec. 31, 2002

ASSETS
Current Assets:
   Cash and cash equivalents                                                        $ 391,534              $ 339,260
   Proceeds from securities lending activities                                        800,000                985,500
   Short-term investments of interest earning facilities                              339,647                    ---
   Marketable securities                                                               29,633                    ---
   Accounts receivable                                                                 58,195                 50,865
   Other current assets                                                                 7,898                 11,515
   Cash performance bonds and security deposits                                     2,027,710              1,827,991
                                                                                   ----------             ----------
Total Current Assets                                                                3,654,617              3,215,131
Property, net of accumulated depreciation and amortization                            106,909                109,563
Other assets                                                                           34,081                 30,322
                                                                                   ----------             ----------
TOTAL ASSETS                                                                       $3,795,607             $3,355,016
                                                                                   ==========             ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                                  $ 17,821              $  27,607
   Payable under securities lending agreements                                        800,000                985,500
      Payable to participants in interest earning facilities                          339,647                    ---
   Other current liabilities                                                           55,124                 48,396
   Cash performance bonds and security deposits                                     2,027,710              1,827,991
                                                                                   ----------             ----------
Total Current Liabilities                                                           3,240,302              2,889,494
Long-term debt                                                                            165                  2,328
Other liabilities                                                                      18,074                 17,055
                                                                                   ----------             ----------
Total Liabilities                                                                   3,258,541              2,908,877
Shareholders' Equity                                                                  537,066                446,139
                                                                                   ----------             ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $3,795,607             $3,355,016
                                                                                   ==========             =========


         Balance Sheet Items Excluding Cash Performance Bonds and Security Deposits,
                      Securities Lending and Interest Earning Facilities(1)

                                                                               Sept. 30, 2003          Dec. 31, 2002
Current assets                                                                       $487,260               $401,640
Total assets                                                                          628,258                541,525
Current liabilities                                                                    72,945                 76,003
Total liabilities                                                                      91,184                 95,386


1 Securities lending, cash performance bonds and securities deposits, and interest earning facilities are excluded from this presentation, as there are current assets for these balances that have equal and offsetting current liabilities. This presentation results in a more meaningful indication to investors of the assets owned and related obligations of the company. Clearing firms are subject to performance bond requirements pursuant to the rules of the exchange. The clearing firm can elect to satisfy these requirements in cash, which is reflected in the consolidated balance sheets, or by depositing securities, which are not reflected in the consolidated balance sheets. The balance of cash performance bonds and security deposits that are deposited by clearing firms may change daily as a result of changes in the clearing firms' open positions and how clearing firms elect to satisfy their performance bond requirements. Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements. Effective July 1, 2003, the first interest earning facilities are included in the consolidated financial statements of CME Holdings. Deposits received from clearing firms in these interest earning facilities are invested on a short-term basis, are payable to the clearing firm participants on demand and will fluctuate daily.


                             Chicago Mercantile Exchange Holdings Inc. and Subsidiaries
                                         Consolidated Statements of Income
                              (dollars in thousands, except share and per share amounts)

                                                                Quarter Ended                Nine Months Ended
                                                                  Sept. 30,                      Sept. 30,
                                                             2003            2002           2003           2002
                                                             ----            ----           ----           ----

REVENUES
   Clearing & transaction fees                                $107,846         $99,255       $326,053       $261,414
   Quotation data fees                                          13,611          12,117         38,980         36,507
   GLOBEX access fees                                            3,961           3,362         11,566          9,770
   Communication fees                                            2,415           2,453          7,243          7,364
   Investment income                                             2,351           3,177          5,661          6,098
   Securities lending interest income                            2,441           4,913          7,327         14,702
   Other operating revenue                                       4,636           4,372         13,326         10,943
                                                               -------         -------        -------       --------
       TOTAL REVENUES                                          137,261         129,649        410,156        346,798
   Securities lending interest expense                          (2,251)        (4,484)        (6,739)       (13,009)
                                                               -------         -------        -------       --------
       NET REVENUES                                            135,010         125,165        403,417        333,789
                                                               -------         -------        -------       --------

EXPENSES
   Compensation & benefits                                      36,664          28,325        107,878         88,433
   Occupancy                                                     6,421           5,881         18,996         16,970
   Professional fees, outside services & licenses                7,850           9,109         22,789         24,747
   Communications & computer & software                         10,687          12,183         33,986         33,816
       maintenance
   Depreciation & amortization                                  13,331          12,353         39,863         35,504
   Patent litigation settlement                                    ---          13,695            ---         13,695
   Marketing, advertising & public relations                     1,827           1,481          8,963          4,398
   Other operating expense                                       5,349           4,005         14,937         12,441
                                                               -------         -------        -------       --------
       TOTAL EXPENSES                                           82,129          87,032        247,412        230,004
                                                               -------         -------        -------       --------

Income before income taxes                                      52,881          38,133        156,005        103,785
Income tax provision                                           (21,484)       (15,235)       (63,474)       (41,237)
                                                              --------        --------       --------       --------
       NET INCOME                                             $ 31,397        $ 22,898       $ 92,531       $ 62,548
                                                              ========        ========       ========       ========

EARNINGS PER SHARE
Basic                                                           $ 0.96          $ 0.79         $ 2.84        $ 2.17
                                                                ======          ======         ======        ======
Diluted                                                         $ 0.93          $ 0.77         $ 2.73        $ 2.11
                                                                ======          ======         ======        ======

Weighted average number of common shares:
       Basic(2)                                             32,738,674      28,819,779     32,632,391     28,798,301
       Diluted(2)                                           33,942,315      29,777,649     33,890,969     29,730,097

2 In December 2002, CME Holdings issued approximately 3.7 million shares in its initial public offering.



                                               Average Daily Volume (Round Turns, in Thousands)
                                                            3Q           4Q           1Q           2Q           3Q
                                                           2002         2002         2003         2003         2003
Interest rates                                              1,290        1,030        1,121        1,389        1,257
Equity E-mini                                                 812          848          958          936          950
Equity standard-size                                          161          138          142          134          118
Foreign exchange                                               93           93          127          137          136
Commodities                                                    28           29           35           34           38
                                                            -----        -----        -----        -----        -----
    Subtotal                                                2,384        2,138        2,383        2,630        2,499
TRAKRS                                                         31          122           18           46          114
                                                            -----        -----        -----        -----        -----
    Total                                                   2,415        2,260        2,401        2,676        2,613
                                                            =====        =====        =====        =====        =====

Open outcry                                                 1,471        1,192        1,299        1,548        1,398
Electronic (including TRAKRS)                                 915        1,036        1,063        1,087        1,175
Privately negotiated                                           29           32           39           41           40
                                                            -----        -----        -----        -----        -----
    Total                                                   2,415        2,260        2,401        2,676        2,613
                                                            =====        =====        =====        =====        =====

                                   Transaction Fees (in Thousands)
                                                            3Q           4Q           1Q           2Q(3)         3Q
                                                           2002         2002          2003         2003         2003
Interest rates                                            $38,314      $33,506     $ 33,763     $ 47,174     $ 39,403
Equity E-mini                                              37,018       37,639       41,607       39,692       40,533
Equity standard-size                                       11,948       10,691       10,594       10,641        9,329
Foreign exchange                                           10,320       11,322       14,502       16,235       16,300
Commodities                                                 1,650        1,766        1,920        2,034        2,255
                                                           ------      -------      -------      -------      -------
    Subtotal                                               99,250       94,924      102,386      115,776      107,820
TRAKRS                                                          5           58           13           32           26
                                                          -------      -------     --------     --------     --------
    Total                                                 $99,255      $94,982     $102,399     $115,808     $107,846
                                                          =======      =======     ========     ========     ========

Open outcry                                               $49,032      $43,568     $ 43,986     $ 56,308     $ 47,831
Electronic (including TRAKRS)                              43,489       43,322       48,936       49,245       49,971
Privately negotiated                                        6,734        8,092        9,477       10,255       10,044
                                                          -------      -------     --------     --------     --------
    Total                                                 $99,255      $94,982     $102,399     $115,808     $107,846
                                                          =======      =======     ========     ========     ========

                                 Average Rate Per Contract

                                                            3Q           4Q           1Q           2Q(3)         3Q
                                                           2002         2002         2003          2003         2003
Interest rates                                             $ 0.46       $ 0.51       $ 0.49        $ 0.54      $ 0.49
Equity E-mini                                                0.71         0.69         0.71          0.67        0.67
Equity standard-size                                         1.16         1.21         1.22          1.26        1.23
Foreign exchange                                             1.73         1.90         1.88          1.89        1.88
Commodities                                                  0.92         0.95         0.91          0.95        0.92
                                                          -------      -------     --------     --------     --------
    Average excluding TRAKRS                                 0.65         0.69         0.70          0.70        0.67
TRAKRS                                                       0.003        0.007        0.012         0.011       0.004
                                                          -------      -------     --------     --------     --------
    Overall rate per contract                              $ 0.64       $ 0.66       $ 0.70        $ 0.69      $ 0.65

Open outcry                                                $ 0.52       $ 0.57       $ 0.56        $ 0.58      $ 0.54
Electronic (including TRAKRS)                                0.74         0.65         0.75          0.72        0.66
Electronic (excluding TRAKRS)                                0.77         0.74         0.77          0.75        0.74
Privately negotiated                                         3.64         3.90         3.96          4.00        3.95
                                                          -------      -------     --------     --------     --------
    Overall rate per contract                              $ 0.64       $ 0.66       $ 0.70        $ 0.69      $ 0.65

3 Second quarter 2003 transaction fees include a $2.5 million assessment to a clearing firm which primarily affected the rate per contract for interest rate contracts. Without this assessment, the interest rate contract rate per contract would have been 51.2 cents; the assessment increased it 2.7 cents to 53.9 cents. The overall rate per contract, excluding TRAKRS, would have been 68.4 cents, and was increased by 1.5 cents to 69.9 cents. Transaction fee assessments occur in the regular course of business.

03-154                             #   #   #